As  Filed with the Securities and Exchange Commission on November
12, 1996
                                      REGISTRATION NO. 333-14583

SECURITIES AND EXCHANGE COMMISSION
                     Washington, D. C.  20549
                   _____________________________
                         AMENDMENT NO. 1
                            FORM S-4
                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933
                   _____________________________
                       HIBERNIA CORPORATION
        (Exact name of registrant as specified in its charter)

Louisiana              6711                     72-0724532
(State or other        (Primary Standard        (I.R.S. Employer
jurisdiction  of         Industrial                Identification
No.)
incorporation or       Classification
organization)          Code Number)

                       313 Carondelet Street
                   New Orleans, Louisiana  70130
                          (504) 533-5332
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                  _____________________________
                            Gary L. Ryan
            Senior Vice President and Corporate Counsel
                        Hibernia Corporation
                        313 Carondelet Street
                    New Orleans, Louisiana  70130
                           (504) 533-5560
(Name, address, including zip code, and telephone number, includ ing area code of agent for service)

                            COPIES TO:
                       William T. Luedke IV
                   Bracewell & Patterson, L.L.P.
                     South Tower Pennzoil Place
                        711 Louisiana Street
                             Suite 2900
                   Houston, Texas  77002-2781
                         (713) 223-2900

                  ____________________________





APPROXIMATE  DATE OF COMMENCEMENT OF PROPOSED SALE OF  SECURITIES
TO THE PUBLIC:
      As soon as practicable after this registration statement is declared effective.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ______
               /_____/












                      HIBERNIA CORPORATION

  Cross Reference Sheet Pursuant to Item 501(b) of Regulation S-K

       Item of Form S-4                 Location or Caption in
                                        Proxy Statement
                                        (Prospectus)

1. Forepart of Registration Statement Introduction and Outside Front Cover Page of
    Proxy Statement-Prospectus

2.  Inside Front and Outside Back       Table of Contents;
    Cover Pages of Proxy Statement-     Available Information
    Prospectus

3.  Risk Factors, Ratio of Earnings     Introduction; The
    to Fixed Charges and Other          Parties to the Merger;
    Information                         Summary;
                                        Certain Regulatory
                                        Considerations

4.  Terms of the Transaction            Introduction; Summary;
                                        Proposed Merger

5.  Pro Forma Financial                 Pro Forma Financial
    Information                         Information

6.  Material Contacts with the          Proposed Merger
    Company Being Acquired

7.  Additional Information Required     Not Applicable
    for Reoffering by Persons and
    Parties Deemed to be Underwriters

8.  Interests of Named Experts and      Validity of Shares
    Counsel                             No Conflicts; therefore
                                        N/A

9.  Disclosure of Commission Position   Not Applicable
    on Indemnification for Securities
    Act Liabilities

10. Information with Respect to         Introduction; Available
    S-3 Registrants                     Information; The Parties
                                        to the Merger

11. Incorporation of Certain             Available Information
    Information by Reference

12. Information with Respect to          Not Applicable
    S-2 or S-3 Registrants

13. Incorporation of Certain             Not Applicable
    Information by Reference

14. Information with Respect to          Not Applicable
    Registrants other than
    S-2 or S-3 Registrants

15. Information with Respect to          Not Applicable
    S-3 Companies

16. Information with Respect to          Not Applicable
    S-2 or S-3 Companies

17. Information with Respect to          Summary; The Parties to
    Companies Other Than S-2 or          the Merger; Certain
    S-3 Companies                        Information Concerning
                                         Texarkana Financial
                                         Statements of
                                         Texarkana National
                                         Bancshares, Inc.

18. Information if Proxies,              Introduction; Summary;
    Consents or Authorizations           Meeting Information;
    are to be Solicited                  Proposed Merger; Certain
                                         Information Concerning
                                         Texarkana Relationship
                                         with Independent
                                         Auditors

19. Information if Proxies,              Not Applicable
    Consents, or Authorizations are
    not to be Solicited, or in an
    Exchange Offer

















              NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                OF
                 Texarkana National Bancshares, Inc.
                       December __, 1996

      NOTICE IS HEREBY GIVEN that, pursuant to the call of the Board of Directors of Texarkana National Bancshares, Inc. ("Texarkana"), a Special Meeting of the shareholders of Texarkana will be held at the main office of Texarkana National Bancshares, Inc., 2318 Richmond Road, Texarkana, Texas 75501-5644 on December __, 1996 at _____ _.m., for the purpose of considering and voting upon the following matters:

          1. A proposal to approve a merger (the "Merger") of Texarkana with and into Hibernia Corporation ("Hibernia") and the related Agreement and Plan of Merger between Texarkana and Hibernia dated as of June 26, 1996 (the "Agreement"), a copy of which is attached as Appendix A to the accompanying Proxy Statement-Prospectus and incorporated herein by this reference.

          2. The transaction of such other business as may properly come before the Special Meeting and any adjournments or postponements thereof.

      The  Board of Directors has fixed the close of business  on
October  30,  1996  as  the  record  date  for  determining   the
shareholders entitled to receive notice of, and to vote at, the Special Meeting.

      Each share of common stock, par value $10.00 per share, of Texarkana (the "Texarkana Common Stock") will entitle the holder thereof to one vote on all matters that come before the Special Meeting. Approval of the Merger will require the affirmative vote of two-thirds of the issued and outstanding Texarkana Common Stock, in person or by proxy, at the Special Meeting.

      Whether you intend to attend the Special Meeting, and regardless of the number of shares you own, your vote is important. Please take a moment to complete, date and sign the enclosed proxy card. Your proxy may be revoked by notice to the Secretary of Texarkana prior to the date of the Special Meeting, by attending the Special Meeting and or by executing and delivering a later dated proxy to the Secretary prior to the Special Meeting.

                         By Order of the Board of Directors,


                         Martha Wisdom
                         Secretary


                   Texarkana National Bancshares, Inc.
                               PROXY

               This Proxy is Solicited on Behalf of
  The Board of Directors of Texarkana National Bancshares, Inc.


       The   undersigned   shareholder  of   Texarkana   National
Bancshares,
Inc. ("Texarkana"), a Texas corporation, hereby constitutes and appoints James R. Murphy and ___________________, or either of them, proxies with full power of substitution to vote and act for the undersigned, as designated below, with respect to the number of shares of common stock, $10.00 par value, of Texarkana the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of Texarkana, which will be held at the office of Texarkana National Bancshares, Inc., 2318 Richmond Road, Texarkana, Texas 75501-5644 on December __, 1996 at _____ _.m. (the "Special Meeting"), and at any adjournments or postponements thereof, and, at their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting.

      THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS SPECIFIED WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE
VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF TEXARKANA, OR, IN THE EVENT A MATTER IS PROPERLY BROUGHT BEFORE THE SPECIAL MEETING AS TO WHICH THE BOARD OF DIRECTORS HAS MADE NO RECOMMENDATION, THE PROXIES WILL VOTE THE SHARES IN THEIR DISCRETION.

     The Board of Directors of Texarkana recommends that you vote
FOR  approval  of the Merger of Texarkana with and into  Hibernia
Corporation.

             THIS PROXY IS CONTINUED ON THE REVERSE SIDE
        PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY
              IN THE ENCLOSED POSTAGE PAID ENVELOPE














PLEASE MARK YOUR CHOICE LIKE
THIS ___ IN BLUE OR BLACK INK
    /___/


            ____________________
            Common Stock

Item 1    Approval  of Merger of Texarkana with and into Hibernia
          Corporation and the related Agreement and Plan of Merger between Texarkana and Hibernia Corporation dated as of June 26, 1996

               For            Against             Abstain

               ___            ___                 ___
              /___/          /___/               /___/

     The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Special Meeting of Shareholders and Proxy
Statement and hereby revokes any proxy or proxies heretofore given.


Date_______________________________


Signature__________________________


Please mark, date and sign as your account name appears and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, or in a similar capacity, you should so indicate when signing. If the person signing is a corporation, partnership or other entity, please sign the full name of the corporation or partnership or other entity by a duly authorized officer, partner or other person. If the shares are held jointly, each shareholder named should sign.















                          PROXY STATEMENT


                TEXARKANA NATIONAL BANCSHARES, INC.
                  SPECIAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON DECEMBER __, 1996


                            PROSPECTUS

                       HIBERNIA CORPORATION

                        6,720,842 SHARES OF
                        CLASS A COMMON STOCK
                           (NO PAR VALUE)


      This Proxy Statement-Prospectus is being furnished to the holders of common stock, par value $10.00 per share (the "Texarkana Common Stock"), of Texarkana National Bancshares, Inc., a Texas corporation ("Texarkana"), in connection with the solicitation of proxies by the Board of Directors of Texarkana for use at a special meeting of shareholders (the "Special Meeting") to be held at _____ _.m., local time, on December __, 1996, at the office of Texarkana, 2318 Richmond Road, Texarkana, Texas 75501-5644, and at any adjournments or postponements thereof.

      At the Special Meeting, the holders of record of Texarkana Common Stock as of the close of business on October 30, 1996 (the "Record Date") will consider and vote upon a proposal to approve the merger (the "Merger") of Texarkana with and into Hibernia Corporation ("Hibernia"), and the related Agreement and Plan of Merger dated June 26, 1996 (the "Agreement") between Texarkana and Hibernia. Upon consummation of the Merger, each outstanding share of Texarkana Common Stock, except for shares owned beneficially by Hibernia and its subsidiaries and shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited, will be converted into the number of shares of Hibernia's Class A Common Stock, no par value (the "Hibernia Common Stock"), determined in the manner described below under the heading "PROPOSED MERGER -- Terms of the Merger," with cash being paid in lieu of any fractional share interests. For a description of the Agreement, which is included in its entirety as Appendix A to this Proxy Statement-Prospectus, see "PROPOSED MERGER."

       This Proxy Statement-Prospectus also constitutes a prospectus of Hibernia with respect to the shares of Hibernia Common Stock to be issued pursuant to the Agreement if the Merger is consummated. The actual number of shares of Hibernia Common Stock to be issued will be determined in accordance with the terms of the Agreement. See "PROPOSED MERGER -- Terms of the Merger."
      The outstanding shares of Hibernia Common Stock are listed on the New York Stock Exchange, Inc. (the "NYSE"). The reported last sale price of Hibernia Common Stock on the NYSE Composite Transactions Reporting System on November 1, 1996 was $11.125 per share.

      This Proxy Statement-Prospectus and the accompanying proxy card are first being mailed to shareholders of Texarkana on or about November 13, 1996.

      No person is authorized to give any information or to make any representations other than those contained in this Proxy Statement-Prospectus, and, if given or made, such information or representation may not be relied upon as having been made by Hibernia or Texarkana. This Proxy Statement-Prospectus does not constitute an offer to sell or solicitation of an offer to buy by Hibernia, nor will there be any sale of Hibernia Common Stock offered hereby, in any state in which, or to any person to whom, it would be unlawful to make such an offer or solicitation prior to registration or qualification under applicable state law.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE SHARES OF HIBERNIA COMMON STOCK OFFERED HEREBY ARE  NOT
SAVINGS  ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS  OF  A  BANK  OR
SAVINGS  ASSOCIATION AND ARE NOT INSURED BY THE  FEDERAL  DEPOSIT
INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

The date of this Proxy Statement-Prospectus is November 13, 1996.
                           TABLE OF CONTENTS

                                                           Page
INTRODUCTION . . . . . . . . . . . . . . . . . . . . .
AVAILABLE INFORMATION. . . . . . . . . . . . . . . . .
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . .
THE PARTIES TO THE MERGER. . . . . . . . . . . . . . .
     Hibernia. . . . . . . . . . . . . . . . . . . . .
     Texarkana. . . . . . . . . . . . . .  . . . . . .
     Pro Forma Selected Financial Information
       (Unaudited). . . .  . . .  . .  . . .  . . . .
     Comparative Per Share Information (Unaudited). .
SUMMARY. . . . . . . . . . . . . . . . . . . . . . . .
     The Proposed Merger. . . . . . . . . . . . . . .
     Management and Operations After the Merger. . . .
     Recommendation of the Board of Directors. . . . .      .
     Basis for the Terms of the Merger. . . . .  . . .      .
     Advice and Opinion of Financial Advisor. . . . .       .
     Votes Required. . .  . . . . .  . . . .  . . .  .      .
     Conditions; Abandonment; Amendment. . . .  . . .       .
     Interests of Certain Persons in the Merger. . . .      .
     Employee Benefits. . . .  . .  . . . .  . . . . .      .
     Material Tax Consequences. . . . . . . . . . . .       .
     Dissenters' Rights. . . . . . . . . . . . . . . .      .
     Differences in Shareholders' Rights. . . . . . .       .
     Accounting Treatment. . . . . . . . . . . . . . .      .
MEETING INFORMATION. . . . . . . . . . . . . . . . . .
     Solicitation and Revocation of Proxies . . . . .
     Vote Required. . . . . . . . . . . . . . . . . .       .
     Recommendation. . . . . . . . . . . . . . . . . .      .
PROPOSED MERGER. . . . . . . . . . . . . . . . . . . .
     Background of and Reasons for Merger. . . . . . .
     Terms of the Merger . . . . . . . . . . . . . . .
     Opinion of Financial Advisor  . . . . . . . . . .
     Surrender  and Exchange of Stock Certificates . .
     Employee Benefits. . . . . . . . . . . . . . . .
     Expenses. . . . . . . . . . . . . . . . . . . . .
     Representations and Warranties:
       Conditions to the Merger; Waiver. . . . . . . .
     Regulatory and Other Approvals. . . . . . . . . .
     Business Pending the Merger . . . . . . . . . . .
     Effective Date of the Merger; Termination . . . .
     Management and Operations After the Merger. . . .
     Certain Differences in Rights of Shareholders . . Interests of Certain Persons in the Merger
     Material Tax Consequences . . . . . . . . . . . .
     Resale of Hibernia Common Stock . . . . . . . . .
     Rights of Dissenting Shareholders . . . . . . . .
     Dividend Reinvestment Plan. . . . . . . . . . . .
     Accounting Treatment. . . . . . . . . . . . . . .
CERTAIN REGULATORY CONSIDERATIONS  . . . . . . . . . .
PRO FORMA FINANCIAL INFORMATION. . . . . . . . . . . .
CERTAIN INFORMATION CONCERNING TEXARKANA. . . . . . .       .
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS OF TEXARKANA
 (DECEMBER 31). . . . . . . . . . . . . . . . . . . .       .
     Texarkana Quarterly Financial Statements
       (Unaudited) for the period ended June 30, 1996.      .
     Management's Discussion and Analysis of Financial
       Condition and Results of Operation (June 30). .      .
RELATIONSHIP WITH INDEPENDENT AUDITORS . . . . . . . .
VALIDITY OF SHARES . . . . . . . . . . . . . . . . . .
EXPERTS  . . . . . . . . . . . . . . . . . . . . . . .
TEXARKANA CONSOLIDATED FINANCIAL INFORMATION  . . . .

APPENDIX A    --    AGREEMENT AND PLAN OF MERGER
APPENDIX B    --    OPINION OF ALEX. BROWN & SONS INCORPORATED
APPENDIX C    --    SELECTED PROVISIONS OF TEXAS LAW RELATING
                      TO RIGHTS OF DISSENTING SHAREHOLDERS
APPENDIX  D     --     OPINION  OF ERNST &  YOUNG  LLP  REGARDING
                        CERTAIN TAX MATTERS



                             INTRODUCTION


      This Registration Statement relates to 6,720,842 shares of Class A Common Stock, no par value of Hibernia which will be issued in connection with the merger of Texarkana with and into Hibernia. The shares of Hibernia Common Stock offered hereby will be exchanged, upon consummation of the Merger, for the outstanding shares of common stock, $10.00 par value, of Texarkana (the "Texarkana Common Stock").

      Shareholders of Texarkana will be asked to approve the Merger at a Special Meeting to be held on December __, 1996. The proxy statement relating to such Special Meeting is included in this Proxy Statement-Prospectus.

      The  terms  of  the  Merger are  described  in  this  Proxy
Statement-Prospectus, and a copy of the Agreement and Plan of Merger between Hibernia and Texarkana is attached hereto as Appendix A for reference.

                        AVAILABLE INFORMATION

     Hibernia is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web Site that contains reports, proxy and information statements and other information and the address of that site is http://www.sec.gov. In addition, reports, proxy statements and other information concerning Hibernia may be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005, on which the shares of Hibernia Common Stock are listed.

      Hibernia has filed with the Commission a registration statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Hibernia Common Stock offered hereby. This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to Hibernia and the Hibernia Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained in this Proxy Statement-Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including exhibits thereto, may be obtained, upon payment of the prescribed fees, at the offices of the Commission and the NYSE, as set forth above.

     All information contained in this Proxy Statement-Prospectus relating to Hibernia and its subsidiaries has been supplied by Hibernia, and all information relating to Texarkana and its subsidiaries has been supplied by Texarkana.

          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Incorporated by reference in this Proxy Statement-Prospectus are the following documents filed by Hibernia with the Commission pursuant to the Exchange Act: Hibernia's (1) Annual Report on Form 10-K for the year ended December 31, 1995, (2) definitive Proxy Statement dated March 14, 1996 relating to its 1996 Annual Meeting of Shareholders held on April 23, 1996 except for the information contained therein under the headings "Executive Compensation -- Report of the Executive Compensation Committee" and "-- Stock Performance Graph", which are expressly excluded from incorporation in this Registration Statement, (3) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996 and June 30, 1996, and (4) Current Reports on Form 8-K dated July 8, 1996, August 29, 1996 and September 18, 1996.

      All documents subsequently filed by Hibernia with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the termination of the offering of Hibernia Common Stock made hereby shall be deemed to be incorporated by reference in this Proxy Statement-Prospectus and to be a part hereof from the date such documents are filed, except that any and all information included in any proxy statement filed by Hibernia under the headings "Executive Compensation -- Report of the Executive Compensation Committee" and "-- Stock Performance Graph" are hereby expressly excluded from such incorporation by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein modifies or supersedes the statement set forth herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

      Hibernia will provide, without charge, to each person to whom this Proxy Statement-Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the information incorporated herein by reference other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information). Written or oral requests should be directed to Hibernia Corporation, 313 Carondelet Street, New Orleans, Louisiana 70130, Attention:
Assistant Secretary, Telephone (504) 533-3411.

                     THE PARTIES TO THE MERGER

Hibernia

      Hibernia is a Louisiana corporation registered under the Bank Holding Company Act of 1956, as amended ("BHCA"). As of
June  30,  1996,  Hibernia  had  total  consolidated  assets   of
approximately $7.5 billion and shareholders' equity of approximately $744 million. As of June 30, 1996, Hibernia was ranked, on the basis of total assets, as the second largest bank holding company headquartered in Louisiana.

       As of June 30, 1996 Hibernia had a single banking subsidiary, Hibernia National Bank ("HNB"), that provides retail and commercial banking services through approximately 157 banking offices throughout Louisiana. As of June 30, 1996, HNB was the largest bank headquartered in Louisiana.

      Hibernia consummated two mergers in the first quarter of 1996, both of which were accounted for as poolings of interests. On August 26, 1996, Hibernia acquired CM Bank Holding Company, Inc. and its subsidiary bank, Calcasieu Marine National Bank headquartered in Lake Charles, Louisiana. The stock of CM Bank Holding Company was exchanged for cash in an aggregate amount equal to $201.7 million. Pro forma consolidated financial statements of Hibernia reflecting the impact of this merger were included in a Current Report on Form 8-K filed with the Commission on August 29, 1996 and are incorporated herein by reference.

      On  October 1, 1996, Hibernia acquired St. Bernard  Bank  &
Trust Co., headquartered in Arabi, Louisiana, in a transaction accounted for as a purchase in which the stock of St. Bernard was exchanged for an aggregate amount equal to $46 million.

     On a pro forma basis to reflect the impact of these mergers, Hibernia's total assets and shareholders' equity as of June 30, 1996 were $8.8 billion and $782 million, respectively.

      The principal executive offices of Hibernia are located at 313 Carondelet Street, New Orleans, Louisiana 70130, and its telephone number is (504) 533-5532. For additional information concerning the business and financial condition of Hibernia, reference should be made to the Hibernia reports incorporated herein by reference. See "AVAILABLE INFORMATION."

Selected Financial Data

      The closing market price per share of Hibernia Common Stock on the NYSE on June 25, 1996, the day prior to the announcement of the proposed Merger was $10.875. There can be no assurance of the market price of Hibernia Common Stock on the Closing Date.